Exhibit 23.1

                          PLS CPA, A PROFESSIONAL CORP.
           * 4725 MERCURY STREET #210 * SAN DIEGO * CALIFORNIA 92111 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *


November 14, 2013


To Whom It May Concern:

We consent to the incorporation by reference in the Form 10K of Perkins Oil & Gas, Inc. of our report dated October 15, 2013, with respect to the balance sheets as of June 30, 2013 and 2012, and the related statements of income, cash flows, and shareholders' deficit for the fiscal years ended June 30, 2013, and for the period from May 25, 2012 (inception) to June 30, 2013 and 2012 which appears on Form 10-K/A amendment No 2 of Perkins Oil & Gas Inc.

Very truly yours,


/s/ PLS CPA
-------------------------------------
PLS CPA, A Professional Corp.

San Diego, CA. 92111



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